ASI – Aviation, Inc.

_____________________________________________________________________________________

May 2, 2016

Nishant Goyal

House No. 390, Sec-15

Faridabad – 121007

Haryana, India

Re: Engagement Offer

Dear Mr. Goyal,

ASI – Aviation, Inc., (ASI) is pleased to offer you the position of Director of Business Development in India for the company, effective May 9, 2016. In this position, your duties and responsibilities will encompass researching, developing and advising the company on aviation related projects as well as assigned to you by Mr. Jim Flynn, the President, ASI.

Your compensation will consist of a base salary and/or commission which will be evaluated after 90 days from the acceptance date of this offer letter, and will be based on an evaluation of your performance during this initial 90- day period. During your initial 90-day period you will be paid your out- of- pocket expenses. Any expenses over Rs. 5,000( Rupees Five Thousand) would require preauthorization from Dr. Sahay.You will be allowed to engage in other consultancies/engagements you may have, so long as the company is informed and there is no conflict of interest. You will be required to sign non-compete, non-solicitation, and confidentiality agreements.

ASI envisions this as an opportunity for you to participate in the development of dynamic business growth of the company where your capabilities and experience can be applied to our mutual benefit.

Please acknowledge your acceptance of this offer with ASI in accordance with the terms set forth in this letter, signing and dating below and returning to us the original copy of this letter. You are advised to keep a copy for your file.

Sincerely yours,

/s/Danette Penenburgh

Danie Penenburgh

Director

Human Resources

Acceptance:/s/Nishant Goyal Date: 9th May, 2016

cc: HR File